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Contact:                                  Investor Relations:
                                          ------------------

         Company:
         -------
         The Foristall Company, Inc.      Michael J. Fitzpatrick
         Thomas F. Curtin                 Chief Financial Officer
         Tel:  610-398-3022               OceanFirst Financial Corp.
         Fax:  610-530-7781               Tel: (732)240-4500, ext. 7506
         Email:foristal@aol.com           Fax: (732)349-5070
                                          Email-Mfitzpatrick@oceanfirst.com

                              FOR IMMEDIATE RELEASE
                              ---------------------

                           OCEANFIRST FINANCIAL CORP.
                            ANNOUNCES ACQUISITION OF
                             COLUMBIA EQUITIES, LTD.

            TOMS RIVER, NEW JERSEY, JUNE 28,  2000...OCEANFIRST  FINANCIAL CORP.

(THE "COMPANY") (NASDAQ:OCFC), today announced that its wholly-owned subsidiary,

OceanFirst  Bank (the  "Bank"),  has  entered  into a  definitive  agreement  to purchase Columbia Equities,  Ltd. ("Columbia") of Tarrytown,  New York. Columbia

originates, sells and services a full product line of residential mortgage loans in New York,  New Jersey and  Connecticut.  Loans are  originated  through three retail branches,  a web site and a network of independent  mortgage brokers. For the year ended May 31, 2000,  Columbia originated $275 million in loans and also retains  servicing  rights  on loans  with  unpaid  principal  balances  of $745 million.

            Richard S. Pardes, founder and Chairman of Columbia will continue as a consultant to Columbia.  Robert M. Pardes, current President of Columbia, will

continue   in  that  role   subsequent   to   closing   and  will  also   assume

responsibilities for the Bank's Residential Loan



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Division as Executive Vice President. Mr. Pardes will succeed Michael E. Barrett in this capacity who had previously notified the Bank of his planned retirement.

            John R. Garbarino,  Chairman,  President and Chief Executive Officer

of the  Company,  commented,  "The  acquisition  of Columbia  and Robert  Pardes continues our commitment to provide home mortgage  financing even while the Bank expands its commercial  and consumer  lines of business.  The Board of Directors and I are  grateful to the many  contributions  made by Mike Barrett over his 13 year tenure with the Bank. We are fortunate to have someone with the  experience and depth of knowledge as Robert Pardes to fill this important position."

            The  transaction  has been  structured to avoid the  recognition  of goodwill for  accounting  purposes.  The  acquisition is expected to be modestly accretive to the Company's earnings per share in 2000 and thereafter.

            Columbia will operate as a separate  mortgage banking  subsidiary of

OceanFirst  Bank and remains  committed to serving the needs of the  Westchester

County and  metropolitan New York communities it has served over the last twenty years. The acquisition,  which is subject to regulatory  notice,  is expected to close during the third quarter 2000.

            Mr.  Garbarino  further  commented  "The  acquisition of Columbia is expected to benefit  OceanFirst  in many ways  including:  (i)  outstanding  and experienced  management  talent in Robert  Pardes;  (ii) access to a significant amount of mortgage loan production volume;  (iii) immediate earnings  accretion;

(iv)  loan  portfolio  diversity;  and (v)  residential  mortgage  product  line expansion.  We believe  that the  combination  of a  successful  community  bank culture with a



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seasoned  and  well  established  mortgage  banking  platform  will  allow  both institutions  to better serve their  respective  communities and build value for our shareholders."

            OceanFirst Financial Corp.'s subsidiary, OceanFirst Bank, founded in

1902,  is a  federally-chartered  stock savings bank with $1.6 billion in assets and eleven of its fourteen  branches located in Ocean County.  It is the largest and oldest community-based  financial institution headquartered in Ocean County,

New Jersey.

            The news release contains certain  forward-looking  statements about the  proposed  merger of  OceanFirst  and  Columbia.  These  statements  include statements  regarding  the  anticipated  closing  date  of the  transaction  and anticipated future results.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."

Certain  factors  that could  cause  actual  results to differ  materially  from expected  results  include  delays in  completing  the merger,  difficulties  in achieving  cost savings from the merger or in achieving such cost savings within the expected time frame,  difficulties  in integrating  OceanFirst and Columbia,

increased  competitive  pressures,  changes in the  interest  rate  environment,

changes in general economic conditions,  legislative and regulatory changes that adversely affect the businesses in which OceanFirst and Columbia are engaged and changes in the securities markets.